Exhibit 99.1

NEWS BULLETIN
FARO Technologies, Inc. 250 Technology Park Lake Mary, FL 32746
The Measure of Success	FOR IMMEDIATE RELEASE

FARO Reports Fourth Quarter and Fiscal Year 2016 Financial Results

LAKE MARY, FL, February 22, 2017 - FARO® (NASDAQ: FARO), the world’s most trusted source for 3D measurement and imaging solutions for factory metrology, construction BIM-CIM, product design, public safety forensics, and 3D solutions, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2016.

“2016 was a transformative year for FARO. We undertook a major reorganization that aligned and harmonized our resources by global vertical market segments, and modernized the efficiency of our sales processes and other functional areas. We accelerated and streamlined R&D to attain a sustained drumbeat of new and enhanced product introductions, and increased acquisition activity to further build out our product lines and technological capabilities. We expect to complete the remaining primary reorganization initiatives by mid-2017,” stated Dr. Simon Raab, President and Chief Executive Officer. “In light of the substantial reorganizational disruption, FARO was able to increase sales, gross margin, and operating income, as well as generate cash flow from operations sufficient to self-fund $27.7 million of acquisitions.”

Fiscal Year 2016
Sales for fiscal year 2016 were $325.6 million, up 2.5% compared with $317.5 million for fiscal year ended December 31, 2015. Excluding an unfavorable foreign exchange impact of approximately $1.8 million, fiscal year 2016 sales would have increased by 3.1%. Our sales increase was primarily driven by marginally higher average selling prices and higher service revenue, partially offset by a modest decrease in units sold. New order bookings at $330.7 million, increased by 1.6% compared with $325.6 million for the prior fiscal year.

Gross margin was 54.7%, representing an increase of 2.0 percentage points over the comparable prior year period mostly due to higher average selling prices and improved inventory management.

Operating income was $13.3 million, up 1.2% compared with $13.1 million for the prior year, reflecting an increase in gross margin on slightly higher sales offset partly by an increase in operating expenses arising largely from our investment in new product development, acquisition-related expenses, higher headcount, and increased incentive compensation. Operating margin was 4.1% for both of our fiscal years 2016 and 2015.

Net income at $11.1 million or $0.67 per diluted share in 2016 was $1.7 million lower than prior year, reflecting increased income taxes more than offsetting higher operating income.

FARO generated $37.6 million in cash flow from operations in 2016, up $9.6 million over the prior year largely as a result of improved working capital management. The majority of this cash was deployed for acquisitions, aggregating to $27.7 million for 2016. As of December 31, 2016 cash and short-term investments totaled $149.1 million, of which $87.3 million was held by foreign subsidiaries.

Fourth Quarter 2016
Sales for the quarter ended December 31, 2016 were $91.7 million, up 0.4% compared with $91.3 million in the fourth quarter last year. Excluding the effect of approximately $1.5 million in unfavorable foreign exchange impacts, fourth quarter 2016 sales would have increased by 2.0% over fourth quarter of 2015. Our sales increase was primarily driven by a significant increase in service revenue, partially offset by lower product sales due both to lower average selling prices arising from reducing service and sales demonstration inventory and a decrease in units sold. New order bookings were $95.8 million for the fourth quarter of 2016, down 4.6% compared with $100.4 million for the fourth quarter of 2015.

Gross margin for the quarter was 53.1% unchanged compared with the prior year period primarily due to strong service margin, offset by lower average selling prices.

Operating income for the quarter was $3.6 million compared with $6.8 million in the prior year period reflecting growth-related initiatives to increase selling headcount and accelerate new product development. Operating margin was 3.9% in the fourth quarter of 2016, compared with 7.4% in the prior year period.

Net income for the quarter was $3.5 million or $0.21 per diluted share, compared with $8.9 million or $0.52 per diluted share in the prior year period.

Dr. Raab further stated, “In the fourth quarter, we introduced our next generation FocusS Laser Scanner, acquired MWF-Technology GmbH to provide our broad customer base with an innovative product offering in augmented reality technology, and invested in customer facing staffing to drive higher sales in the upcoming year.”

The financial information included in this press release is preliminary as the Company has not yet issued its audited financial statements and may differ from those results.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about FARO’s long-term growth, demand for and customer acceptance of FARO’s products, anticipated improvement in the markets in which FARO operates, and FARO’s product development and product launches. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “is,” “are,” “expects,” “continues,” “may,” “will,” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.
Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	the Company’s inability to successfully identify and acquire target companies or achieve expected benefits from acquisitions that are consummated;

•	development by others of new or improved products, processes or technologies that make the Company’s products less competitive or obsolete;

•	the Company’s inability to maintain its technological advantage by developing new products and enhancing its existing products;

•
declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions;

•	the impact of fluctuations of foreign exchange rates; and

•	Other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.
Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.
About FARO
FARO is the world’s most trusted source for 3D measurement technology. The Company develops and markets computer-aided measurement and imaging devices and software. Technology from FARO permits high-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes. The devices are used for inspecting components and assemblies, rapid prototyping, documenting large volume spaces or structures in 3D, surveying and construction, as well as for investigation and reconstruction of accident sites or crime scenes.
FARO’s global headquarters is located in Lake Mary, Florida. The Company also has a technology center and manufacturing facility consisting of approximately 90,400 square feet located in Exton, Pennsylvania containing research and development, manufacturing and service operations of our FARO Laser TrackerTM and FARO Cobalt Array Imager product lines.  The Company's European regional headquarters is located in Stuttgart, Germany and its Asia Pacific regional headquarters is located in Singapore. FARO has other offices in Australia, Brazil, Canada, China, France, Germany, India, Italy, Japan, Malaysia, Mexico, the Netherlands, Poland, Portugal, Singapore, South Korea, Spain, Switzerland, Thailand, Turkey, the United Kingdom, the United States, and Vietnam.

More information is available at http://www.faro.com

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
(in thousands, except share and per share data)	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
SALES
Product	$73,778	$77,558	$256,010	$259,842
Service	17,920	13,769	69,574	57,706
Total sales	91,698	91,327	325,584	317,548
COST OF SALES
Product	33,032	33,406	107,965	114,257
Service	9,989	9,398	39,659	36,055
Total cost of sales (exclusive of depreciation and amortization, shown separately below)	43,021	42,804	147,624	150,312
GROSS PROFIT	48,677	48,523	177,960	167,236
OPERATING EXPENSES
Selling and marketing	23,634	21,328	79,870	79,837
General and administrative	9,477	10,041	40,813	36,370
Depreciation and amortization	4,135	3,195	13,868	11,217
Research and development	7,815	7,195	30,125	26,690
Total operating expenses	45,061	41,759	164,676	154,114
INCOME FROM OPERATIONS	3,616	6,764	13,284	13,122
OTHER (INCOME) EXPENSE
Interest income, net	(45)	(19)	(164)	(55)
Other (income) expense, net	(2)	(1,150)	822	371
INCOME BEFORE INCOME TAX EXPENSE (BENEFIT)	3,663	7,933	12,626	12,806
INCOME TAX EXPENSE (BENEFIT)	118	(952)	1,519	(7)
NET INCOME	$3,545	$8,885	$11,107	$12,813
NET INCOME PER SHARE - BASIC	$0.21	$0.52	$0.67	$0.74
NET INCOME PER SHARE - DILUTED	$0.21	$0.52	$0.67	$0.74
Weighted average shares - Basic	16,676,764	17,051,427	16,654,786	17,288,665
Weighted average shares - Diluted	16,720,571	17,103,622	16,681,710	17,389,473

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands, except share data)	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$106,169	$107,356
Short-term investments	42,942	42,994
Accounts receivable, net	61,364	69,918
Inventories, net	51,886	45,571
Deferred income tax assets, net	7,565	7,792
Prepaid expenses and other current assets	16,304	18,527
Total current assets	286,230	292,158
Property and equipment:
Machinery and equipment	57,063	54,124
Furniture and fixtures	6,099	5,945
Leasehold improvements	18,778	18,471
Property and equipment at cost	81,940	78,540
Less: accumulated depreciation and amortization	(50,262)	(42,594)
Property and equipment, net	31,678	35,946
Goodwill	46,744	26,371
Intangible assets, net	22,279	15,985
Service and sales demonstration inventory, net	29,136	33,709
Deferred income tax assets, net	6,742	4,050
Other long-term assets	905	967
Total assets	$423,714	$409,186
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,126	$11,345
Accrued liabilities	24,572	22,574
Income taxes payable	618	—
Current portion of unearned service revenues	27,422	26,114
Customer deposits	2,872	2,998
Total current liabilities	66,610	63,031
Unearned service revenues - less current portion	13,813	15,025
Deferred income tax liabilities	1,409	686
Other long-term liabilities	2,225	2,800
Total liabilities	84,057	81,542
Shareholders’ equity:
Preferred stock - par value $0.01, 10,000,000 shares authorized; none issued	—	—
Common stock - par value $.001, 50,000,000 shares authorized; 18,170,267 and 18,077,594 issued; 16,680,791 and 16,588,118 outstanding, respectively	18	18
Additional paid-in capital	212,602	206,996
Retained earnings	183,436	172,329
Accumulated other comprehensive loss	(24,561)	(19,861)
Common stock in treasury, at cost - 1,489,476 shares	(31,838)	(31,838)
Total shareholders’ equity	339,657	327,644
Total liabilities and shareholders’ equity	$423,714	$409,186

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

	Years ended December 31,
(in thousands)	2016	2015	2014
Net income	$11,107	$12,813	$33,649
Currency translation adjustments, net of tax	(4,700)	(13,166)	(13,961)
Comprehensive income (loss)	$6,407	$(353)	$19,688

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Years Ended December 31,
(in thousands)	2016	2015	2014
CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net income	$11,107	$12,813	$33,649
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,868	11,217	7,428
Compensation for stock options and restricted stock units	5,374	4,306	4,678
Provision for bad debts (net recovery of)	898	346	(306)
Loss on disposal of assets	860	947	—
Write-down of inventories	4,134	10,878	3,272
Deferred income tax benefit	(2,002)	(655)	(4,707)
Income tax benefit from exercise of stock options	(357)	(313)	(169)
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable, net	6,727	9,584	(24,587)
Inventories, net	(6,729)	(18,021)	(21,995)
Prepaid expenses and other assets	3,588	(2,834)	(3,501)
(Decrease) increase in:
Accounts payable and accrued liabilities	534	(6,401)	8,867
Income taxes payable	618	—	(1,560)
Customer deposits	(1,310)	1,114	(724)
Unearned service revenues	273	5,051	5,313
Net cash provided by operating activities	37,583	28,032	5,658
INVESTING ACTIVITIES:
Proceeds from sale of investments	—	22,001	—
Purchases of property and equipment	(7,720)	(14,169)	(18,722)
Payments for intangible assets	(1,657)	(2,140)	(1,221)
Acquisition of business, net of cash received	(27,708)	(12,066)	(1,150)
Net cash used in investing activities	(37,085)	(6,374)	(21,093)
FINANCING ACTIVITIES:
Payments on capital leases	(8)	(8)	(8)
Payments of contingent consideration for acquisitions	(774)	—	—
Repurchase of common stock	—	(22,763)	—
Income tax benefit from exercise of stock options	357	313	169
Proceeds from issuance of stock, net	674	2,287	3,369
Net cash provided by (used in) financing activities	249	(20,171)	3,530
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(1,934)	(3,420)	(3,436)
DECREASE IN CASH AND CASH EQUIVALENTS	(1,187)	(1,933)	(15,341)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	107,356	109,289	124,630
CASH AND CASH EQUIVALENTS, END OF YEAR	$106,169	$107,356	$109,289

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
SEGMENT REPORTING SCHEDULES
(UNAUDITED)

	Factory Metrology	Construction BIM-CIM	Other	Total
2016
Net sales to external customers	$236,313	$65,056	$24,215	$325,584
Segment profit	$69,845	$18,250	$9,995	$98,090

General and administrative				40,813
Depreciation and amortization				13,868
Research and development				30,125

Income from operations				$13,284

	Factory Metrology	Construction BIM-CIM	Other	Total
2015
Net sales to external customers	$222,745	$70,849	$23,954	$317,548
Segment profit	$63,463	$16,299	$7,637	$87,399

General and administrative				36,370
Depreciation and amortization				11,217
Research and development				26,690

Income from operations				$13,122